AGREEMENT AND PLAN OF MERGER

This *Agreement and Plan of Merger* (this "Plan of Merger") is made and entered into as of June 22, 2017, between ATI Modular Technology Corporation, a Nevada corporation (the "Surviving Corporation"), and AmericaTowne, Inc., a Delaware corporation (the "Merging Corporation"). The Surviving Corporation and the Merging Corporation are sometimes jointly referred to herein as the "Constituent Corporations."

WHEREAS, the Merging Corporation is the control party of the Surviving Corporation.

WHEREAS, the Constituent Corporations are publicly reporting through the United States Securities and Exchange Commission (the "SEC"), and the Surviving Corporation is listed on the Over-the-Counter Marketplace governed by the rules of the Financial Industry Regulatory Authority ("FINRA").

WHEREAS, the Constituent Corporations agree that the closing of this Plan of Merger is contingent, in part, on their respective compliance with the rules mandated by the SEC, FINRA, and the States of Delaware and Nevada.

WHEREAS, as a condition precedent to closing of this Plan of Merger, is the Surviving Corporation amending its Articles of Incorporation changing its name to "ATI Holdings, Inc." ("ATI Holdings") and filing assumed name filings in the State of Nevada as "AmericaTowne" and "ATI Modular Technology Corporation" and to continue to operate these businesses through the "AmericaTowne Committee" and "ATI Modular Committee," both of which are to be overseen by the Board of Directors for ATI Holdings.

WHEREAS, ATI Holdings shall amend its Articles of Incorporation at the time it changes its name to formally adopt the duties and obligations, and members of the AmericaTowne and ATI Modular Committee knowing that until such time ATI Holdings can appoint independent and unrelated parties, Alton Perkins shall serve as the Chairman of both committees.

WHEREAS, in order to increase operational efficiencies and to increase shareholder value, the Constitute Corporations are of the opinion that this Plan of Merger is in the best interests of their respective entities.

INTENDING TO BE LEGALLY BOUND, and in consideration of the promises and material covenants and agreements contained herein, the Constituent Corporations hereby agree as follows:

ARTICLE I

The Merger

1.1 Merger of Merging Corporation with and Into the Surviving Corporation.

(a) Agreement of Merger. Subject to the terms herein, the Merging Corporation shall be merged with and into the Surviving Corporation (the "Merger").

(b) Effective Time of the Merger. The Merger shall become effective (the "Effective Time of the Merger") as of the completion of the following actions: (i) filings of the Articles of Merger and any related filings deemed necessary under the laws, rules and regulations of the Delaware Division of Corporations and the Delaware Statute (defined below), (ii) filings of the Articles of Merger and any related filings deemed necessary under the laws, rules and regulations of the Nevada Secretary State and the Nevada Statutes (defined below), in the case of the Surviving Corporation, (iii) filings and disclosures deemed timely and complete by the SEC and FINRA, (iv) full performance of the

conditions in Section 2.3, and (v) any action deemed necessary in effectuating the intent of the Constituent Corporations under this Plan of Merger. Notwithstanding, the Constituent Corporations agree that the Effective Time of the Merger shall not be later than August 1, 2017 (the "Effective Date Cut-Off") unless the delay is caused by regulatory actions by the SEC or FINRA, where in such a case, the Effective Date Cut-Off shall be extended by thirty (30) days. In the event the conditions set forth in Section 2.3 are not concluded by the Effective Date Cut-Off or any extension thereof (either as a result of a regulatory review by the SEC or FINRA, or upon mutual consent of the Constituent Corporations), this Plan of Merger shall be void ab initio.

(c) Surviving Corporation. At the Effective Time of the Merger, the Merging Corporation shall be merged with and into the Surviving Corporation and the separate corporate existence of the Merging Corporation shall cease. The Surviving Corporation shall be the surviving corporation in the Merger, and all of the property, rights, privileges, powers and franchises of the Merging Corporation shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Merging Corporation shall become the debts, liabilities and duties of the Surviving Corporation. The separate corporate existence of the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

1.2 Effect of the Merger; Additional Actions.

(a) Effects. The Merger shall have the effects set forth in Title 8, Chapter 1, Subchapter IX, Section 258 of the Delaware General Corporation Law (the "Delaware Statute"), as it relates to the Merging Corporation, and as set forth in Chapter 92A of the Nevada Revised Statutes, as it relates to the Surviving Corporation (the "Nevada Statute").

(b) Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further action is necessary or desirable to carry out the purposes of this Plan of Merger and to vest the Surviving Corporation with full right, title and possession to the assets, property, rights, privileges, powers and franchises of the Merging Corporation, the officers and directors of the Constituent Corporations are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

The Constituent Corporations

2.1 Surviving Corporation

(a) Incorporation. The Surviving Corporation is incorporated under the laws of the State of Nevada. Prior to June 27, 2016, the Surviving Corporation was incorporated as Global Recycle Energy, Inc. On June 27, 2016, the Surviving Corporation amended its Articles of Incorporation with the State of Nevada changing its name to the current name of the Surviving Corporation. On June 12, 2017, FINRA approved the name change and symbol change to "ATMO." The Surviving Corporation's principal place of business is 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609, which is also the principal place of business for the Merging Corporation.

(b) Authorized Stock. The Surviving Corporation is authorized to issue common stock. The total number of shares which the Surviving Corporation is authorized to issue is 500,000,000 shares (CUSIP# 00215H 103), each with a par value of $0.001 per share, of which, 126,740,708 are issued and

outstanding, with 100,000,000 issued to the Merging Corporation. The Surviving Corporation has no class of preferred stock authorized.

(c) Filing with the State of Nevada. The Surviving Corporation shall make any and all necessary filings with the Nevada Secretary of State prior to the Effective Date of the Merger evidencing this Plan of Merger.

(d) Representations and Warranties. The Surviving Corporation represents and warrants that, as of the Effective Date of the Merger, the Surviving Corporation appoints the Nevada Secretary of State as its agent for process of service in a proceeding to enforce any obligation which accrued before the Effective Date of the Merger, or the rights of dissenting owners of the Surviving Corporation, as required under the Nevada Statute. The Surviving Corporation further represents and warrants that it will promptly pay to the dissenting owners of the Surviving Corporation the amount, if any, to which they are entitled under or created pursuant to Sections 92A.300 to 92A.500, inclusive, of the Nevada Statute.

2.2 Merging Corporation

(a) Incorporation. The Merging Corporation was incorporated under the laws of the State of Delaware on April 22, 2014. Its principal place of business is set forth in Section 2.1(a), above.

(b) Stock Issuance and Ownership. The Merging Corporation has issued 100,000,000 shares of common stock authorized and 5,000,000 shares of preferred stock. The Merging Corporation has 27,034,775 shares of common stock issued and outstanding (the "Merging Corporation Shares"). The Merging Corporation has no shares of preferred stock issued and outstanding. The Merging Corporation Shares have voting rights and are entitled to vote as a class. The number of shares is not subject to change before the Effective Time of the Merger.

(c) Filing with the State of Delaware. The Merging Corporation shall make any and all necessary filings with the Delaware Division of Corporations prior to the Effective Date of the Merger evidencing this Plan of Merger.

(d) Representations and Warranties. The Merging Corporation represents to the Surviving Corporation that the execution and performance of this Plan of Merger is permitted under the laws of the State of Delaware. The Merging Corporation recognizes that this disclosure is required under the Nevada Statute. The Merging Corporation further represents and warrants that any service of process may be made on the resident agent for the Surviving Corporation as of the Effective Date of the Merger. The Merging Corporation further represents and warrants that, pursuant to the Delaware Statute, the executed copy of this Plan of Merger shall be on file at the office of the Surviving Corporation (address set forth herein). The Merging Corporation further represents and warrants that a copy of this Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of the Constituent Corporations.

2.3 Conditions to Closing. The obligations of the Constituent Corporations to consummate the Merger shall be subject to fulfillment at or prior to the Effective Time of the Merger of the following conditions:

(a) The Board of Directors of the Surviving Corporation shall have recommended this Plan of Merger to the majority of shareholders entitled to vote, and upon receipt of the majority vote of the shareholders entitled to vote, duly approve and adopt this Plan of Merger in accordance with the provisions of the Nevada Statute, the Articles of Incorporation and Bylaws of the Surviving Corporation.

(b) The Board of Directors of the Merging Corporation shall have recommended this Plan of Merger to the majority of shareholders entitled to vote, and upon receipt of the majority vote of the shareholders entitled to vote, duly approve and adopt this Plan of Merger in accordance with the provisions of the Delaware Statute, the Articles of Incorporation and Bylaws of the Merging Corporation.

(c) As part of the consent resolutions set forth in subsection (a), above, the adoption and effectuation of a split of the Merging Corporation's shares of common stock on a 1:4 basis, i.e. 1 share for 4 shares currently issued and outstanding, and any and all related actions in disclosing under the rules promulgated by the SEC.

(d) As part of the consent resolutions set forth in subsection (b), above, the adoption and effectuation of amended articles of incorporation changing the name of the Surviving Corporation to "ATI Holdings, Inc." and concomitant thereto, the adoption and effectuation of a split of the Surviving Corporation's shares of common stock on a 1:50 basis, i.e. 1 share for 50 shares currently issued and outstanding, and any and all related actions in disclosing under the rules promulgated by the SEC and in obtaining approval from FINRA on the name change and stock split.

(e) Upon the full performance of the conditions set forth in subsections (a) through (d), above, the Constitute Corporations shall file this Plan of Merger with their respective States of incorporation, and take any and all other necessary action under the Nevada Statute and Delaware Statute in effectuating this Plan of Merger, including any action required with respect to appraisal rights under the Nevada Statute or Delaware Statute, if any.

(f) The Surviving Corporation shall facilitate the filing of its FINRA Notice of Company-Related Action in noticing the name change, stock split, merger, change in control and any other action deemed necessary by the Surviving Corporation.

(g) The Constituent Corporations shall take any and all necessary action with the SEC in disclosing this Plan of Merger, and the actions set forth herein, under Form 8-K, Schedule 14C and in any amendments to beneficial ownership disclosures as a result of this Plan of Merger.

(h) No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

ARTICLE III

Certificate of Incorporation of the Surviving Corporation

3.1 Surviving Corporation's Certificate of Incorporation. At the Effective Time of the Merger, the Certificate of Incorporation of the Surviving Corporation (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Incorporation of the Surviving Corporation, but under the name of "ATI Holdings, Inc." and with the inclusion of the "AmericaTowne Committee" and the "ATI Modular Committee," and the duties and obligations for each set forth therein, and until thereafter amended as provided by the Nevada Statute and such Certificate of Incorporation. The Surviving Corporation shall file assumed names for "AmericaTowne" and "ATI Modular Technology Corporation" in Nevada, and foreign business registrations for these entities in any State deemed necessary by the Board of Directors for the Surviving Corporation.

3.2 Bylaws of Surviving Corporation. The Bylaws of the Surviving Corporation in effect immediately prior to the Effective Time of the Merger shall remain the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by applicable law. The Bylaws shall be amended to include the duties and obligations of the AmericaTowne Committee and the ATI Modular Committee, and the name change to "ATI Holdings, Inc."

3.3 Directors and Officers. The directors of the Surviving Corporation immediately prior to the Effective Time of the Merger shall remain the directors of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Surviving Corporation immediately prior to the Effective Time of the Merger shall remain the officers of the Surviving Corporation to serve at the pleasure of the Board of Directors, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE IV

Effect of the Merger on the Units and Capital Stock of the Constituent Corporations; Exchange of Certificates

4.1 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of this Plan of Merger and without any action on the part of any holder of any shares of capital stock in the Merging Corporation (a "Merging Corporation Share" or the "Merging Corporation Shares"):

(a) Cancellation of Treasury Units. All Merging Corporation Shares that are owned directly or indirectly by the Merging Corporation shall be canceled immediately prior to the Effective Time of the Merger and extinguished without any conversion thereof.

(b) Conversion of Merging Corporation Shares. Each issued and outstanding Merging Corporation Share shall convert automatically into the right to receive an issued and outstanding share of common stock of the Surviving Corporation (a "Surviving Common Share" or the "Surviving Corporation Shares") upon the cancellation of the Merging Corporation Shares.

(c) Fractional Shares. No fractional shares of Surviving Corporation Shares shall be issued, but in lieu thereof, each holder of Merging Corporation Shares, who would otherwise be entitled to a fraction of a share of Surviving Corporation Shares (after aggregating all fractional shares of Surviving Corporation Shares to be received by such holder), shall receive from the Surviving Corporation such whole number of shares of Surviving Corporation Shares, respectively, as is equal to the precise number of shares of Surviving Corporation Shares, respectively, to which such person or entity would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded to the next greater number).

(d) Restrictions. Any and all restrictions on Merging Corporation Shares, including any repurchase rights, rights of first refusal, market standoff provisions and other limitations shall apply with equal effect to the Surviving Corporation Shares received as merger consideration in the merger as such restrictions and limitations applied to the Surviving Corporation Shares.

4.2 Exchange of Merging Corporation Shares.

(a) The Surviving Corporation to Provide Surviving Corporation Common. Promptly after the Effective Time of the Merger, the Surviving Corporation shall make available for exchange in accordance with Section 4.1 herein, through such reasonable procedures as the Surviving Corporation may adopt, the

aggregate number of shares of Surviving Corporation Shares issuable pursuant to Section 4.1 in exchange for outstanding Merging Corporation Shares.

(b) No Further Ownership Rights. The shares of Surviving Corporation Shares issued upon the surrender for exchange of Merging Corporation Shares in accordance with the terms of this Section 4.2 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Merging Corporation Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Merging Corporation Shares which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Merging Corporation Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided herein.

ARTICLE V

Termination

5.1 Termination by Mutual Agreement. Notwithstanding the approval of this Plan of Merger by the Constituent Corporations' respective majority shareholders entitled to vote and their respective Boards of Directors, this Plan of Merger may be terminated at any time prior to the Effective Time of the Merger by mutual consent of the Constituent Corporations. This Plan of Merger may also be terminated by the Constituent Corporations if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Plan of Merger; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Plan of Merger by any governmental entity that would make consummation of the Plan of Merger illegal.

5.2 Effects of Termination. In the event of the termination of this Plan of Merger, this Plan of Merger shall become void and there shall be no liability on the part of the Constituent Corporations, or their respective officers or directors or managers.

ARTICLE VI

General Provisions

6.1 Amendment. This Plan of Merger may be amended by the Constituent Corporations any time before or after approval hereof through written approval by the Constituent Corporations.

6.2 Counterparts. This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement.

6.3 Governing Law. This Plan of Merger and all acts and transactions pursuant hereto and the rights and obligations of the Constituent Corporations shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to its principles governing conflicts of laws.

6.4 Entire Agreement. This Plan of Merger constitutes the entire agreement among the Constituent Corporations pertaining to the subject matter hereof, and all negotiations and drafts of the Constituent Corporations with regard to the transactions contemplated herein, and any and all written or oral agreements existing between the Constituent Corporations hereto regarding such transactions are expressly canceled.

6.5 Securities. Any Surviving Corporation Shares and any securities issued in respect of or exchange therefor, are intended to bear the same characteristics as the Merging Corporation Shares. The Constituent Corporations recognize that the Surviving Corporation is considered a shell company under the rules promulgated by the SEC. In the event deemed necessary to ensure that the free-trading shares in the Merging Corporation remain free-trading upon the closing of this Plan of Merger, the Constituent Corporations agree to seek a no-action letter from the SEC with respect to maintaining the characteristics of the Surviving Corporation Shares. In the event the Constituent Corporations conclude that the free-trading shares of the Merging Corporation revert to restricted shares as a result of this Plan of Merger, the Surviving Corporation agrees to file a registration statement on Form S-1 to register the Surviving Corporation's shares or seek another exemption to registration.

6.6 Certificate of Incorporation and Bylaw Restrictions. The Surviving Corporation Shares and any securities issued in respect of or exchange therefor shall also be subject to any and all restrictions on transfer in the Surviving Corporation's Certificate of Incorporation and its Bylaws.

6.7 Joint Preparation, Conflict Disclosure and Waiver. The Constituent Corporations represent and warrant that this Plan of Merger has been jointly prepared by independent counsel for the Merging Corporation and the Surviving Corporation. Paesano Akkashian Apkarian, P.C. ("PAA") has disclosed to the Surviving Corporation that it is counsel in this transaction for the Merging Corporation. PAA has provided legal advice to the Surviving Corporation in related and unrelated matters by virtue of the fact that the Constituent Corporations are related-parties under common control. PAA has disclosed, however, that a conflict of interest may or potentially exists when one attorney represents two parties in an agreement regardless of the fact that the parties are related and under common control. By executing this Plan of Merger, the Surviving Corporation represents that it has sought independent legal advice on not only the conflict disclosure herein but also the Plan of Merger, in general, and that to the extent a conflict exists, such a conflict is knowingly waived.

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IN WITNESS WHEREOF, the parties have duly executed this Plan of Merger as of the date first written above.

AmericaTowne, Inc., a Delaware corporation

By: ______________________
Alton Perkins
Chairman of the Board
President and Chief Executive Officer

ATI Modular Technology Corporation, a Nevada corporation

By: ______________________
Alton Perkins
Chairman of the Board
President and Chief Executive Officer

STATE OF NORTH CAROLINA)

WAKE COUNTY)

Acknowledged before me in Wake County, North Carolina on 6/29/17 by Alton Perkins, in his individual capacity.

/s/ ______________________
Carter Owens
Notary public, State of North Carolina, Wake County
My commission expires 6/5/2021
Acting in the County of Wake

CARTER OWENS
NOTARY PUBLIC
WAKE COUNTY, N.C.
My Commission Expires 6-5-2021.